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                                RESTATED
                        ARTICLES OF INCORPORATION
                                   OF
                    FIRST CHOICE HEALTH NETWORK, INC.


Pursuant to RCW 23B.10.070, the undersigned hereby submits restated articles of incorporation of First Choice Health Network, Inc., adopted by the shareholders of the corporation in accordance with RCW 23B.10.030.

ARTICLE I

The name of the corporation shall be FIRST CHOICE HEALTH NETWORK, INC.

ARTICLE II

The general nature of the business of the corporation and the objects and purposes to be transacted, promoted, and carried on by it are as follows:
   A. To offer and operate an alternative delivery system of comprehensive health care claims processing and administrative services and cost-effective, quality health care benefits.
   B. To have and to exercise any and all powers available to business corporations under the laws of the State of Washington.
   C. To transact any and all lawful business for which business corporations may be organized under the laws of the State of Washington.

ARTICLE III

The corporation shall have perpetual existence.

ARTICLE IV

The corporation shall have the authority to issue 30,000 shares of Class A common stock (with a par value of $1.00 per share) and 70,000 shares of Class B common stock (with a par value of $1.00 per share). The aggregate number of the authorized shares of the corporation shall be 100,000.

Class A common stock shall only be issued to and held by (a) physicians who are licensed in the State of Washington, who provide health care services pursuant to a contract with the corporation, who hold active, associate or provisional medical staff privileges at one or more of the hospitals which contract with the corporation to provide health care services, or (b) (at the election of the President of the corporation) professional service corporations consisting of such physicians. Class B common stock shall only be issued to and held by hospitals which are licensed in the State of Washington and which contract with the corporation to provide health care services.

Voting shall be by class. Each outstanding share, regardless of class, shall be entitled to one vote on each matter submitted to a vote at a meeting of shareholders.

The Board of Directors may declare and pay dividends on the shares of one or more of the classes of common stock of the corporation at such times and in such amounts as the Board may from time to time designate. Dividends allocated to a class shall be divided among the shareholders of that class according to the number of shares in the name of each such shareholder on the books of the corporation.

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Upon liquidation or dissolution, whether voluntary or involuntary, the assets of the corporation available for distribution to shareholders shall be distributed to each class of shareholders based on the net book value of each class's shares as determined by the Board of Directors at the beginning of the fiscal year during which the liquidation or dissolution occurs.

ARTICLE V

The number of directors of this corporation shall be fixed as provided for by the bylaws of this corporation.

ARTICLE VI

Cumulative voting shall not be allowed.

One or more directors or the entire Board of Directors may be removed, with or without cause, by the shareholders at a meeting of the shareholders called expressly for that purpose, provided, however, that the holders of at least 75% of the outstanding shares of each class vote affirmatively to do so.

No shareholder may sell, transfer, bequeath, or otherwise assign his/her shares in the corporation except to the corporation for repurchase at a price equal to twenty percent (20%) (or, in the case of a physician shareholder who has died, retired from the practice of medicine after having reached the age of 60 years, or ceased the practice of medicine because of a permanent disability, one hundred percent (100%) of the net book value of his/her shares as determined by the Board of Directors at the beginning of the fiscal year during which the transfer is made.

The power to amend these Articles of Incorporation shall require approval by a majority vote of all of the outstanding shares of each class of shareholders of the corporation entitled to vote on the amendment.

Approval of a share exchange, merger or sale of all or substantially all of the assets of the corporation shall require approval by a majority vote of all of the outstanding shares of each class of shareholders of the corporation entitled to vote.

The presence, in person or by duly authorized proxy, of the holders of thirty-three percent (33%) of the outstanding shares of Class A common stock entitled to vote at the meeting and of a majority of the outstanding shares of any other class entitled to vote at the meeting shall constitute a quorum for the transaction of business at a meeting of the shareholders.

The power to amend the bylaws of the corporation shall be vested in the Board of Directors of the corporation, and shall require an affirmative vote of two-thirds of the directors present at any meeting at which a quorum is present as provided for in the bylaws of the corporation, provided that such an affirmative vote must include an affirmative vote of a majority of those directors present representing class A shareholders and a majority of those directors present representing Class B shareholders.

The exact number, qualifications, terms of office, time and place of meeting and powers and duties of the Board of Directors of this corporation shall be as fixed or prescribed by the bylaws of this corporation.



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ARTICLE VII

Shareholders shall have no preemptive right to acquire additional shares of the corporation.

ARTICLE VIII

  A. Limitation of Liability of a Director. Except to the extent otherwise required by applicable law (as it exists on the effective date of this article or may be amended from time to time), no present or future director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for any conduct as a director occurring after the effective date of this article. No amendment to or repeal of this section shall adversely affect any right of protection of a director of the corporation with respect to any acts or omissions of such director occurring after the date of the adoption of this article and prior to such amendment or repeal of this section.

  B. Indemnification of Directors and of Officers, Employees, and Agents Who Are or Were Also Directors. The corporation shall indemnify any director (whether or not also an officer, employee, or agent of the corporation) made a party to a proceeding because of such director's association with the corporation against any liability or expenses incurred by such individual in such proceeding, to the full extent allowed by the law that is in effect with respect to the particular indemnification.

  C. Indemnification of Officers, Employees, and Agents Who Are or Were Not Directors. By means of a bylaw, a general or specific resolution of the Board of Directors, or a contract specifically approved by the Board of Directors, the corporation may indemnify an officer, employee, or agent, who is not entitled to indemnification under section B of this article, to such degree as the Board of Directors determines to be reasonable and appropriate, to be allowable under applicable law and to be in the best interests of the corporation. This paragraph shall not limit any entitlement of an officer, employee, or agent to mandatory or court-ordered indemnification under any applicable law.

  D. Notice. Any indemnification of a director in accordance with this article shall be reported to the Board of Directors (and to the shareholders to the extent required by applicable law) in a written report describing the proceeding and the nature and extent of such indemnification.

  E. Advances. Reasonable expenses incurred by a director or officer (whether or not the officer is also a director) who is involved in any capacity in a proceeding by reason of position held by such individual in the corporation or at the request of the corporation in another corporation or business entity, shall be advanced by the corporation to the full extent allowed by the law in effect at the time of the particular advancement. Provided, that with respect to any proceeding in which the director or officer has been made a party, the director or officer shall first promise in a writing delivered to the corporation to repay all amounts advanced by the corporation in the event that it is later determined that such director or officer is not entitled to be so indemnified.



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      Provided further, that the director or officer shall also
      first affirm in a writing delivered to the corporation that such director or officer honestly believes that he has met the standards of conduct which would make the requested advancement of expenses allowable under this article and under the law in effect at the time that the advancement is requested.

      Reasonable expenses incurred by an employee or agent who is not also a director or officer of the corporation but who is involved in any capacity in a proceeding by reason of the position held by such individual in the corporation or at the request of the corporation in another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise may be, but is not required to be, advanced by the corporation prior to the final disposition of such proceeding to the full extent allowed by the law that is in effect at the time of the advancement. Provided, however, that the corporation shall not advance any such funds to such employee or agent with respect to any proceeding in which the employee or agent has been made a party, unless the employee or agent first promises in a writing delivered to the corporation to repay all amounts advanced by the corporation in the event that it is later determined that such employee or agent acted intentionally in a manner which such employee or agent knew or should have known was contrary to the best interests of the corporation or was criminal. Provided further, that the employee or agent also must furnish the corporation with a written affirmation that the employee or agent has met the standards of conduct which may be established by the Board of Directors for the particular advancement and which would make the advancement allowable under the law in effect at the time the advancement is requested.

  F. Insurance. The corporation may purchase and maintain insurance on behalf of any person who is a director, officer, employee, or agent of the corporation, or who is serving at the request or consent of the corporation as a director, partner, trustee, officer, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against any liability incurred by such person as a direct or indirect result of such person's status, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of this article. In addition, the corporation may enter into contracts with any director, officer, employee, or agent of the corporation in furtherance of the provisions of this article and may create a trust fund, grant a security interest, or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary or desirable to effect the indemnification and advances contemplated in this article.

  G. Designation of Counsel. The Board of Directors of the corporation shall have the right to designate the counsel who shall defend any individual who may be entitled to indemnification, to approve any settlement, and to approve in advance any expense.

  H. Consistency With Applicable Law; Survival of Benefits. The right to indemnification and limitation of liability conferred by this article shall be interpreted to conform with, and shall not create any right that is not permissible under, applicable law, as presently in effect and as hereafter amended.


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      To the full extent allowed by applicable law, the right to indemnification and limitation of liability conferred by this article shall continue as to a person who has ceased to be a director and shall inure to the benefit of the estate, heirs, executors, and administrators of a director.

  I. Nonexclusivity of Rights. The rights conferred in this article shall not be exclusive of any other rights which any person may have or acquire under any applicable law, the articles of incorporation, the bylaws of the corporation, a vote of the Board of Directors, or the shareholders of the corporation, or otherwise. Without limiting the generality of the preceding sentence, this section shall specifically not limit the ability of the corporation to reimburse expenses incurred by an individual in connection with his or her appearance as a witness in his or her official capacity when he or she has not been made a named defendant or respondent in the proceeding.

  J. Definitions. Except where their context requires otherwise, the terms "director," "expenses," "liability," "official capacity," "party," and "proceeding" shall have the meanings given by the laws (as presently in effect and as amended from time to time) of the State of Washington relating to corporate indemnification.



I certify under penalties of perjury under the laws of the State of Washington that the foregoing is true and correct.

Executed at Seattle, Washington on June 26, 2003.

FIRST CHOICE HEALTH NETWORK, INC.



    /s/
By:-------------------------------
Gary R. Gannaway, President and Chief Executive Officer